Aon plc
Insider Trading Policy

Aon plc (“Aon” or the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with securities laws, to prevent insider trading or allegations of insider trading, and to protect the reputation of Aon and those covered by the Policy for integrity and ethical conduct. This Policy applies to all directors, officers, and employees of Aon and its subsidiaries, as well as Independent Contractors (as defined below) and Family Members (as defined below). It is your obligation to understand and comply with this Policy. Please also see Aon’s Code of Business Conduct, which contains some basic principles governing insider trading.

U.S. federal and state securities laws, as well as the laws of many other jurisdictions in which the Company operates, prohibit the purchase or sale of a company’s securities by individuals who possess material nonpublic information about that company. These laws also prohibit individuals who are aware of material nonpublic information from disclosing it to others who could trade using that information.

1.PERSONS SUBJECT TO THE POLICY

This Policy applies to all directors, officers, employees and Independent Contractors who are subject to Aon’s policies, either through an engagement, non- disclosure, or other agreement related to the services provided or who are reasonably expected to be exposed to material nonpublic information through their relationship with Aon (“Independent Contractors”) of Aon or its subsidiaries. This Policy also applies to your family members who reside with you, anyone else living in your household, and any family members who do not live in your household, but whose transactions in securities are directed by you or are subject to your influence and control, such as parents or children who consult with you before they trade in securities (collectively, “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Aon’s or another company’s securities about which you might have material nonpublic information. This Policy also applies to all entities that you or your Family Members beneficially control.

2.TRADING RESTRICTIONS AND GUIDELINES

In the course of your relationship with Aon, you may have access to or become aware of inside information regarding Aon or other companies, including our clients, vendors, partners or possible acquisition or merger targets. Inside information is any nonpublic information that could reasonably be expected to affect the price of a security or that could influence an investor’s decision to buy, sell or hold a security.

You may not use any inside information you receive in the course of your relationship with Aon to buy or sell securities of any company, including Aon or our clients. This is known as “insider trading.” In addition, you may not disclose any inside information to anyone who could use it to make an investment decision or make buying or selling recommendations to anyone based on inside information. This is known as “tipping.” Insider trading and tipping are illegal and may result in civil and criminal penalties and workplace sanctions imposed by Aon, including termination of employment.

3.TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to transactions in Aon securities, including ordinary shares, options to purchase stock, or any other type of securities Aon may issue, as well as hedging and derivative transactions. This policy also applies to securities of any company about which you have attained nonpublic information in the course of your relationship with Aon. Outlined below are specific securities and scenarios that may be governed by this Policy:

a.TRANSACTIONS UNDER COMPANY PLANS

Restricted Stock Units. This Policy does not restrict the delivery of shares on the vesting of restricted stock unit awards or performance awards.
Additionally, it is also always permissible to direct Aon to withhold shares to pay for tax liabilities related to the vesting of restricted stock unit awards or performance awards.

Option Exercises. This Policy does not restrict the exercise of an employee stock option acquired pursuant to Company plans as long as you elect to pay the exercise price of such option in cash and provided that you retain the Aon shares issued to you upon exercise. It also does not restrict the exercise of a tax withholding right, pursuant to which a person has elected to have the Company withhold shares to satisfy tax liabilities. This Policy does, however, restrict any sale of stock as part of a broker- assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. It also restricts same-day sales of the Aon shares obtained from the share option exercise. For example, if you are an Aon Trading Window Colleague as set out in Section 6 (Trading Windows) below, you may exercise a stock option during a Closed Trading Window as long as you pay the exercise price in cash and do not sell the Aon shares issued to you upon exercise until the Closed Trading Window is lifted.

Benefit Plan Accounts Invested in Company Stock. This Policy governs your choices regarding future periodic payroll deductions and your ability to change investment elections on a going-forward basis for employee benefit plans in which your account invests in, or otherwise tracks, the value of Aon shares. Therefore, if you are an Aon Trading Window Colleague as set out in Section 6 (Trading Windows) below, you may only make elections during an Open Trading Window. For instance, you may not enroll or increase your elections in the Employee Stock Purchase Plan during a Closed Trading Window if you are subject to such restrictions. This Policy does not, however, restrict the purchase of Company stock by the Plans for which you have previously made elections. For example, the Employee Stock Purchase Plan will continue to purchase Aon stock on your behalf during a Closed Trading Window if you had made such elections during an Open Trading Window.

b.GIFTS AND CHARITABLE DONATIONS

Bona fide gifts (whether to Family Members or others) and charitable donations of Aon securities, or other securities for which you may have attained material nonpublic information, are prohibited when the person making the gift or donation is in possession of material nonpublic information.

For the avoidance of doubt, all gifts and charitable donations by Directors and Executives, like other transactions in Aon securities, are subject to the pre-clearance procedures set forth in Section 5 (Pre-clearance Procedures for Directors and Executives).

Gifts and charitable donations by Aon Trading Window Colleagues are not subject to the trading restrictions set forth in Section 6 (Trading Windows) and Section 7 (Event Specific Trading Restriction Periods) provided the colleague (i) is not in possession of material nonpublic information at the time of the gift or donation, and (ii) consults with the Law Department prior to the gift or donation (including receiving pre-clearance pursuant to Section 5 in the case of Directors and Executives).

4.MATERIAL NONPUBLIC INFORMATION

Trading is never permitted while you are in possession of material nonpublic information or information that you have reason to believe is material and nonpublic. This prohibition also applies to disclosing such information to others who could trade on that information. There are no exceptions, even for transactions that are very small or seemingly insignificant or in the event of a personal financial emergency.

a.MATERIAL INFORMATION

Information is “material” if a reasonable investor could consider it important in a decision to buy, sell or hold securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. Material information may arise in, but is not limited to, the circumstances listed below. It is your responsibility to seek guidance where necessary to determine if the information you possess is material.

•financial results;
•projections of future earnings or losses, or forecasts or guidance;

•a change in dividend policy, the declaration of a stock split or an offering of additional securities;
•pending or proposed mergers or acquisitions;
•pending or proposed divestitures of significant subsidiaries or business units;
•pending or threatened major litigation or related developments, including settlements or court decisions;
•workforce reductions;
•new/loss of significant contract, client or customer;
•Company borrowings or financings;
•defaults on borrowings;
•a change in control;
•bankruptcies or the existence of severe liquidity problems;
•development of a significant new product, process or service;
•a significant cybersecurity incident; and
•changes in senior management.

You should keep in mind that whether information is material depends on the specific circumstances existing at a particular point in time. Because trading that receives scrutiny will be evaluated after the fact and with the benefit of hindsight, you should refrain from trading and disclosing information to others who may be in a position to trade on such information if you are uncertain as to the materiality of the information you possess.

b.NONPUBLIC INFORMATION

Information is “nonpublic” if it has not been disclosed to the general public. To be considered public, information must be widely disseminated in a manner making it generally available to investors and you should be able to point to some evidence that the information is widely disseminated. Information would likely not be considered widely disseminated if it is available only to a company’s employees.

You should not discuss material nonpublic information within the hearing range of any person who is not authorized to receive that information. It is particularly important to exercise care and refrain from discussing nonpublic information in public places, such as elevators, trains, taxis, airplanes, lavatories, restaurants, and other places where the discussions might be overheard.

Once information is generally made available to investors, a reasonable period of time must elapse in order for the market to react to the information. Generally, two full trading days should be allowed following the public announcement of information before that information is deemed to be public and fully absorbed by the marketplace.

5.PRE-CLEARANCE PROCEDURES FOR DIRECTORS AND EXECUTIVES

The Company has established additional procedures in order to administer this Policy in an efficient and effective manner, to facilitate compliance with laws prohibiting insider trading, and to avoid the appearance of impropriety.

Members of the Company’s Board of Directors (“Directors”), executive officers who are required to file reports under Section 16 of the Securities Exchange Act (each, a “Section 16 Reporting Officer”) and certain other members of senior management as determined by the Chief Executive Officer and General Counsel (together with the Section 16 Reporting Officers, “Executives”) are subject to additional mandatory restrictions and pre-approval procedures, as set forth below, and Directors and Section 16 Reporting Officers are subject to short-swing liability rules and Securities and Exchange Commission (the “SEC”) reporting requirements. The Law Department has informed all Directors and Executives of these requirements.

Directors and Executives, as well as Family Members and controlled entities of such persons, may not engage in any transaction in Aon securities without first obtaining pre-clearance of the transaction from Aon’s General Counsel, regardless of one’s possession of material nonpublic information. Those subject to pre-clearance requirements must complete a “Request for Approval to Conduct Transactions in Shares of Aon plc” form (available from the Corporate Secretary’s office) and submit it to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to transact is denied, then he or she should refrain from initiating any transaction in Aon securities and should not inform any other person of the restriction.

6.TRADING WINDOWS

Directors, Executives and certain other colleagues (together, “Aon Trading Window Colleagues”) are subject to trading window procedures. All Aon Trading Window Colleagues have been informed that they are subject to these requirements. If you are uncertain about whether you are subject to trading window restrictions, please contact the Law Department.

Trading by Aon Trading Window Colleagues is only permitted during a designated period (an “Open Trading Window”). Trading by Aon Trading Window Colleagues is prohibited at all other times (each such period, a “Closed Trading Window”). There are no exceptions.

A block has been placed on Aon Trading Window Colleagues’ accounts in the Fidelity system that will prevent transactions from being conducted during a Closed Trading Window. Aon’s Class A Ordinary Shares and equity awards that convert to
Class A Ordinary Shares upon exercise or vesting that are granted through these accounts to Aon Trading Window Colleagues must remain in these accounts and may not be transferred to another brokerage account without approval, even during an Open Trading Window.

A trading window will open after two full trading days following Aon’s release of quarterly or year-end earnings and will close at the close of trading on the 10th calendar day of the third month of the fiscal quarter (or, if the 10th calendar day is not a business day, the last business day prior to such date). For example, if Aon releases first quarter earnings before the start of trading on Friday, February 3, 2023, the trading window will open upon the start of trading on Tuesday, February 7, 2023 and will close at the close of trading on Friday, March 10, 2023. Any period outside an Open Trading Window will be considered to be a Closed Trading Window. Aon Trading Window Colleagues will be notified of the opening and closing for each trading window.

Again, please note that Aon Trading Window Colleagues may not trade in Aon securities during a Closed Trading Window. Aon Trading Window Colleagues may trade in Aon securities only during a designated Open Trading Window, and provided that they are not in possession of material nonpublic information. Additionally, all Aon Directors, officers, employees, and Independent Contractors are obligated to refrain from trading while in possession of material nonpublic information, even if the Company has an Open Trading Window.

7.EVENT-SPECIFIC TRADING RESTRICTION PERIODS

From time to time, an event may occur that is material to Aon and is known by only certain Directors, officers (including Executives), employees, and Independent Contractors. In addition, Aon’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Law Department, designated persons should refrain from trading in Aon securities even sooner than the closing of the typical trading window described above. In this situation, the Law Department may notify certain persons that they should not trade in Aon securities, with or without disclosing the reason for the restriction. The existence of an event-specific trading restriction period will not be announced to Aon as a whole. If you are notified that you are subject to an event-specific trading restriction period, you should not communicate it to any other person.

8.PROHIBITED TRANSACTIONS

Under this Policy, you are prohibited from engaging in any of the following transactions at all times:

a.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an Aon Director, officer, employee, or Independent Contractor to continue to own Aon securities obtained through employee benefit plans or otherwise, but without the full risk or rewards of ownership. When that occurs, the Director, officer employee, or Independent Contractor may no longer have the same objectives as Aon’s other shareholders. Therefore, you are prohibited from engaging in such transactions with respect to Aon securities even if you are not in possession of material nonpublic information.

b.Short Sales. Short sales of Aon securities (i.e, the sale of a security that the seller does not own) may evidence a seller’s expectation that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company. In addition, it may reduce the seller’s incentive to seek to improve the Company’s performance. Therefore, you are prohibited from engaging in such transactions to the extent they hedge Aon’s securities even if you are not in possession of material non-public information.

c.Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that a Director, officer, employee, or Independent Contractor is trading based on material nonpublic information and focus a Director, officer, employee, or Independent Contractor on short-term performance at the expense of the Company’s long-term objectives. Therefore, you are prohibited from engaging in put options, call options or other derivative transactions even if you are not in possession of material nonpublic information.

Such transactions may put personal gain in conflict with the best interests of Aon and its shareholders and may create the appearance of impropriety. In addition, you should not engage in the transactions set forth above in connection with the securities of a company about which you have attained material nonpublic information. In the event of any unusual activity in the trading of Aon shares, Aon share price performance, or in the trading of other companies, such transactions may become the subject of investigative action by the SEC or another regulatory authority.

9.MARGIN ACCOUNTS

Aon Directors and Executives are prohibited from pledging Aon securities as collateral for loans (including depositing such securities in margin accounts).

All other colleagues are strongly discouraged from depositing Aon securities into a margin account or pledging Aon securities as collateral. Margin or loan calls may occur outside of an Open Trading Window or when you are in possession of material nonpublic information, and you will be prohibited from selling Aon securities to cover such calls in those circumstances.

10.RULE 10B5-1 PLANS

Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability under Rule 10b-5 of the Exchange Act. In order to be eligible to rely on this affirmative defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Aon securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Aon securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Law Department and meet the requirements of Rule 10b5-1. A Rule 10b5-1 Plan must be entered into in good faith and at a time when the person entering into the plan is not aware of material nonpublic information and not during a period when a person is subject to the trading restrictions in Section 6 (Trading Windows) or Section 7 (Event-Specific Trading Restriction Periods). Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. The first trade contemplated by the Rule 10b5-1 Plan for any Director or Executive may not begin until the later of (i) 90 days after the adoption or modification of such Plan and (ii) two business days after the Company files a quarterly or annual financial report with the SEC covering the quarter in which the plan was adopted or modified. The first trade contemplated by the Rule 10b5-1 Plan for any person subject to this Policy other than a Director or Executive may not begin until 30 days after the adoption or modification of such Plan.

11.POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions even after termination of service with Aon as set forth herein.

If your service with the Company has terminated and you were an Aon Trading Window Colleague, this Policy will apply until the later of (i) the completion of the second full trading day following the public release of earnings for the quarter when your service terminated, and (ii) the completion of the second full trading day after all material nonpublic information about the Company known to you has become public or is no longer material.

For all others whose service with the Company has terminated, this Policy will apply until the completion of the second full trading day after all material nonpublic information about the Company known to you has become public or is no longer material.

12.CONSEQUENCES OF VIOLATION

Please remember that the purchase or sale of securities while in possession of material nonpublic information or the disclosure of material nonpublic information to others who then trade on the basis of that information is prohibited by law. Insider trading violations are pursued vigorously by the SEC. Violations of this Policy may also subject you to sanctions imposed by Aon, including termination of employment. Any employee who becomes aware of a violation of this Policy should: (i) contact Aon’s General Counsel or (ii) submit a report to Aon’s Ethics Helpline.

Your compliance with this Policy is of the utmost importance both for you and for Aon. If you have any questions regarding this Policy or its application to any proposed transaction, please direct them to the Law and Compliance Department.

Last amended June 16, 2023.